UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 23, 2026

BuzzFeed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39877	85-3022075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

50 West 23rd Street
New York, New York 10010
(Address of registrant’s principal executive offices, and zip code)
(646) 397-2039
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BZFD	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of approximately $46.00 per share	BZFDW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Lease Termination

On June 23, 2026, BuzzFeed UK Limited, a wholly-owned subsidiary of BuzzFeed, Inc. (the “Company”) executed a lease termination agreement with its landlord for office space in London, England. Pursuant to the lease termination agreement, the lease was terminated effective June 23, 2026, rather than its scheduled termination date of October 2029. The Company paid the landlord an early termination fee, inclusive of VAT, of approximately £0.5 million (approximately $0.7 million), and waived an existing security deposit held with the landlord in the amount of approximately £1.3 million (approximately $1.7 million). As a result, the Company is released from its liabilities, covenants, and obligations past, present, and future under the lease, other than certain service charges that have yet to be billed.

The Company entered into this early termination agreement as part of ongoing efforts to reduce operating expenses. The Company expects to yield savings over the original contractual term of the lease of approximately £2.2 million (approximately $2.9 million) with respect to rent payments, and approximately £1.4 million (approximately $1.8 million) with respect to operating expenses.

Debt Repayment

As previously disclosed, on May 7, 2026, the Company, BuzzFeed Media Enterprises, Inc., a wholly-owned subsidiary of the Company, and certain of the Company’s other domestic and Canadian subsidiaries as borrowers and guarantors, entered into Amendment No. 4 to the Credit Agreement (the “Fourth Amendment”) with the financial institutions party thereto as lenders (the “Lenders”) and Sound Point Agency LLC, as agent for the Lenders. The Fourth Amendment amended the Credit Agreement dated as of May 23, 2025 (as amended by that certain Amendment No. 1 to the Credit Agreement dated as of July 31, 2025, by that certain Amendment No. 2 to Credit Agreement dated as of August 25, 2025, by that certain Amendment No. 3 to Credit Agreement dated as of March 11, 2026, and by that certain Amendment No. 4 to Credit Agreement dated as of May 7, 2026, and as further amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the Credit Agreement, on June 26, 2026, the Company repaid $7.5 million aggregate principal amount of indebtedness outstanding under the Credit Agreement, using proceeds from cash collateral that was released from the termination of a letter of credit that was previously held in favor of our former landlord for our former corporate headquarters. As of June 26, 2026 and following the repayment, $25.0 million aggregate principal amount of indebtedness under the Credit Agreement remains outstanding.

Forward-Looking Statements

The disclosure contained in this Current Report contains forward-looking statements, including statements regarding the expected savings associated with the early lease termination. These forward-looking statements are based on the Company’s current expectations and inherently involve risks and uncertainties. Further information on potential factors that could affect the Company’s business and financial results are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and Quarterly Report on Form 10-Q for the period ended March 31, 2026. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	6/29/2026
BuzzFeed, Inc.

		By:	/s/ Matthew Omer
Name: Matthew Omer
Title: Chief Financial Officer